AMENDMENT TO EQUIPMENT LEASING AGREEMENT

Amendment, effective as of January 9, 2008 (this "**Amendment**"), by and between Tulare Frozen Foods, LLC (the "**Lessee**") and Capstone Business Credit, LLC (the "**Lessor**").

WHEREAS, Lessee and Lessor are parties to that certain Equipment Leasing Agreement, dated as of January 9, 2008 (the "**Lease**") which provides for leasing of equipment upon the terms and conditions contained therein;

WHERAS, Lessee and Lessor have agreed in good faith to amend certain provisions in the Lease as set forth herein.

NOW, THEREFORE, Lessee and Lessor agree as follows:

1. Unless otherwise specifically provided herein, all terms used and capitalized in this Amendment, but which are not defined herein, shall be deemed to have the respective meanings set forth in the Lease.

2. Article 2. LEASE TERM AND RENT, is deleted in its entirety and replaced with the following:

   "2. **LEASE TERM AND RENT.** The lease of, and rent for, Equipment shall commence on January 9, 2008, and shall continue for a period of twenty (20) years ending on January 1, 2028. Rent shall be payable in equal installments of $16,666.67 per month, and shall be due and payable on the first (1st) day of each month. All rent shall be payable, without notice or demand, at the office of the Lessor or at such other place as Lessor shall designate in writing. Each reference herein to "rent payment date" means the date on which a payment of rent is due, and each reference herein to "rental period" means the period for which a payment of rent is due for the Equipment."

3. Except as amended hereby, the Lease, and terms and provisions thereof, shall remain in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which shall constitute an original. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and for all purposes as an original agreement or instrument and shall be considered to have the same legal binding effects as if it were the original signed version thereof delivered in person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Lessee:

Tulare Frozen Foods, LLC,
a California limited liability company

By:______________________________
Name: James Fikkert
Title: Chief Executive Officer

Lessor:

Capstone Business Credit, LLC,
a Delaware limited liability company

By:______________________________
Name: Joseph Ingrassia
Title: Managing Member